Exhibit 99.1

Zynga Closes Transformational Acquisition of Istanbul-based Peak; Expands Forever Franchise Portfolio with Toon Blast and Toy Blast

●	Zynga Completes Acquisition of Peak Effective as of July 1, 2020
●	Peak will Maintain Their Unique Creative Culture and Brand Identity
●	Zynga to Update Full Year 2020 Guidance when Reporting Q2 2020 Financial Results on August 5, 2020

SAN FRANCISCO -- (BUSINESS WIRE) -- July 2, 2020 -- Zynga Inc. (Nasdaq: ZNGA), a global leader in interactive entertainment, and Peak, Istanbul-based creator of Toon Blast and Toy Blast, announced today that the companies have closed the transaction under which Zynga acquired all of the issued and outstanding common shares of Peak for a total purchase price of approximately $1.85 billion comprised approximately of equal contributions of cash and Zynga common stock. Peak brings to Zynga a renowned, talented team and two forever franchises, Toon Blast and Toy Blast, that have consistently ranked within the top 10 and top 20 U.S. iPhone grossing games for the past two years, respectively.

Peak will continue to be led by founder and Chief Executive Officer Sidar Sahin and its current management team.  Additionally, the company plans to maintain its headquarters in Istanbul, Turkey.

“We are delighted to welcome Sidar and Peak’s extraordinarily talented team to Zynga,” said Frank Gibeau, Chief Executive Officer of Zynga. “With the addition of Toon Blast and Toy Blast, we are expanding our live services portfolio to eight forever franchises, meaningfully increasing our global audience base, and adding to our exciting new game pipeline.  As a combined team, we are well positioned to grow faster together.”

“We are very happy to finalize this monumental partnership that will affect not only Zynga and Peak, but the whole mobile gaming industry” said Sidar Sahin, founder and Chief Executive Officer of Peak. “At the heart of this partnership lies a common vision -- to bring people together through games. Peak’s culture is rooted in relentless learning and progress, so as we embark on this new chapter in our journey together with Zynga, we remain as committed as ever to our unique culture. We’re very excited for our combined future and what we will accomplish together.”

Founded in 2010 by Sidar Sahin, Peak has developed the beloved game franchises Toon Blast and Toy Blast. Known for their innovation, creativity and exquisite design, Toon Blast and Toy Blast popularized the ‘collapse’ mechanic within match-3 puzzle games, and have captured a highly engaged global audience base that ranks among the industry's best in player retention. Collectively, Toon Blast and Toy Blast have more than 12 million average mobile DAUs. Peak is expected to grow Zynga’s average mobile DAUs by more than 60% while strengthening Zynga’s international audience.

Peak also enhances Zynga’s new game pipeline with additional projects in early development.

The close of this acquisition is effective as of July 1, 2020. Zynga expects to update its full year 2020 guidance when reporting Q2 2020 financial results on August 5, 2020.

Editor’s note:

Key art and broadcast assets available for use at the following link: https://bit.ly/ZyngaKeyArtandVideo

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR RacingTM, Empires & PuzzlesTM, Merge Dragons!TM, Merge Magic!TM, Words With FriendsTM and Zynga PokerTM. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

About Peak

Peak is a leading mobile gaming company powered by a team that values relentless progress. Peak believes the best products are created when talented people form autonomous teams that strive for impact. Peak currently has two top charting mobile franchises -- Toon Blast and Toy Blast -- that have consistently ranked within the top 10 and top 20 U.S. iPhone grossing games for the past two years, respectively, and collectively have more than 12 million average mobile DAUs. Peak, founded in 2010, is based in Istanbul, Turkey. For more information visit www.peak.com.

Forward-Looking Statements

This press release contains forward-looking statements, including those statements relating to our ability to achieve the intended benefits of acquiring Peak Oyun Yazılım ve Pazarlama Anonim Şirketin (“Peak”), including expanding our global audience, growing our average mobile DAU and our overall growth, and updates to our expected and future financial performance. Forward-looking statements often include words such as “outlook,” “projected,” “planned,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties, and assumptions are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s web site at www.sec.gov.

Key Operating Metrics

We manage our business by tracking several operating metrics, including Mobile DAUs. “Mobile DAUs,” which measure daily active users of our mobile games, is recorded and estimated by our internal analytics systems. We determine Mobile DAUs and other operating metrics by using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual.

Mobile DAUs. We define Mobile DAUs as the number of individuals who played one of our mobile games during a particular day. Average Mobile DAUs for a particular period is the average of the Mobile DAUs for each day during that period. Under this metric, an individual who plays two different mobile games on the same day is counted as two DAUs. We use Mobile DAUs as a measure of audience engagement.

Contacts

Zynga Investor Relations:

Rebecca Lau

Investors@zynga.com

Zynga Press:

Sarah Ross

Sarah@zynga.com

Peak Press:

Barlas Cevikus

Barlas@peak.com